MDU Resources Reports First Quarter Earnings Increase, Growth Projects and Acquisition

BISMARCK, N.D. - May 2, 2018 - MDU Resources Group, Inc. (NYSE: MDU) today reported first quarter earnings from continuing operations of $41.9 million, or 22 cents per share, compared to first quarter 2017 earnings from continuing operations of $35.5 million, or 18 cents per share. Including discontinued operations, MDU Resources reported first quarter earnings of $42.4 million, or 22 cents per share, compared to $37.2 million, or 19 cents per share, in 2017.

“We are off to a strong start this year, and we anticipate the momentum will continue as we execute on a number of growth projects,” said David L. Goodin, president and CEO of MDU Resources. “Our construction services business more than doubled its first quarter earnings compared to last year, and both our utility business and our pipeline business posted very solid results. Our construction materials business posted higher revenues for the quarter, experiencing milder weather in the Northwest.

“We recently announced that we expanded our construction materials market share in northwest Oregon with the acquisition of Teevin & Fischer Quarry,” Goodin said. “We are also pleased to announce two new natural gas pipeline projects. The Demicks Lake Project is a 14-mile, $30 million pipeline in the Bakken region, and the Line Section 22 Expansion is a $12 million to $15 million project in the Billings, Montana, area.”

Business Unit Highlights
Regulated Energy Delivery
The electric and natural gas utility business earned $45.7 million in the first quarter, up from $42.2 million in 2017. Electric sales were approximately 3 percent higher while natural gas sales were approximately 1 percent lower. Rate relief approved through the regulatory process and weather normalization, which in certain jurisdictions allows utility charges based on normal energy consumption, helped offset warmer winter conditions in some areas. The utility has reached a tentative natural gas rate settlement in Montana, which requires final regulatory approval, that would increase annual revenues about $975,000. The settlement is approximately 65 percent lower than the company's original request, reflecting the benefits of the federal Tax Cuts and Jobs Act enacted in December.

Earnings were up 36 percent at the pipeline and midstream business to $5.3 million, compared to $3.9 million in first quarter 2017. The company transported a record volume of natural gas through its system in the first quarter, partly due to completing two projects in 2017 that increased capacity. Construction is expected to begin this month on two expansion projects: the 38-mile Valley Expansion project in eastern North Dakota and western Minnesota and the 13-mile Line Section 27 project in northwestern North Dakota. An open season was recently completed in which the company secured sufficient capacity commitments from customers to proceed with its Demicks Lake Project, which includes approximately 14 miles of 20-inch pipeline in McKenzie County, North Dakota. Construction is expected to begin in 2019, with an in-service date in the fall of 2019. The company also had a successful open season on its Line Section 22 project near Billings. This project is scheduled for construction in 2019, with an estimated in-service date in late 2019, and will expand capacity by approximately 22.5 million cubic feet per day. The company continues to consider additional growth projects to increase natural gas transportation capacity across its system.

Construction Materials and Services
The construction services business experienced record revenues in the first quarter and more than doubled its earnings to $15.1 million compared to $7.4 million in first quarter 2017. The company performed power line repair work following several severe storms, particularly on the East Coast, and saw an increase during the quarter in sales and rentals of electrical tools and the utility construction equipment it manufactures. Its inside specialty contracting businesses also continued to perform well. This business is evaluating potential acquisition opportunities. Its backlog of work at March 31 was $675 million, compared to $529 million in 2017.

The construction materials business experienced a normal seasonal loss in the first quarter, with a loss of $23.5 million this year compared to $19.9 million in the first quarter of 2017. New income tax rates reduced the tax benefit to the company’s winter-season loss. Absent the effect of federal tax reform, the construction materials business would have recorded a smaller loss in first quarter 2018 than it had in first quarter 2017. The company recently announced that it acquired Teevin & Fischer Quarry, a crushed rock and gravel supplier in northwestern Oregon, and it continues to evaluate additional acquisition opportunities. The construction materials backlog of work at March 31 was $692 million, compared to $725 million in 2017.

Guidance
MDU Resources affirmed 2018 earnings per share guidance in the range of $1.25 to $1.45, based on these assumptions:

•	Normal operating conditions and weather conditions, including precipitation and temperatures, across all service areas.

•	No significant acquisitions or divestitures.

•	Investing $631 million for capital projects.

•
Construction services revenues in the range of $1.45 billion to $1.60 billion and construction materials revenues in the range of $1.8 billion to $1.9 billion with margins comparable or slightly higher than 2017.

Corporate Strategy
MDU Resources’ strategy is to increase market share and profitability in its regulated energy delivery and construction materials and services businesses, while enhancing value through organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5 to 8 percent long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss first quarter results on a webcast at 2 p.m. EDT May 3. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through May 17 at 855-859-2056, or 404-537-3406 for international callers, conference ID 5478625.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

Forward-Looking Statements

The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K. Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP measures should not be construed as alternatives to earnings, operating income, or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its uniquely diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary and Future Outlook
Earnings

Business Line	First Quarter 2018 Earnings	First Quarter 2017 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$51.0	$46.1
Construction materials and services	(8.4)	(12.5)
Other and eliminations	(.7)	1.9
Earnings from continuing operations	41.9	35.5
Income from discontinued operations, net of tax	.5	1.7
Earnings on common stock	$42.4	$37.2
Earnings per share:
Earnings from continuing operations	$.22	$.18
Discontinued operations, net of tax	—	.01
Earnings per share	$.22	$.19

Consolidated Statements of Income
	Three Months Ended
	March 31,
	2018	2017
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline and midstream	$424.5	$433.6
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	551.8	504.3
Total operating revenues	976.3	937.9
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline and midstream	86.1	79.6
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	514.8	479.0
Total operation and maintenance	600.9	558.6
Purchased natural gas sold	182.0	192.9
Depreciation, depletion and amortization	52.7	51.3
Taxes, other than income	48.8	47.4
Electric fuel and purchased power	22.5	21.9
Total operating expenses	906.9	872.1
Operating income	69.4	65.8
Other income	.6	2.3
Interest expense	20.5	20.3
Income before income taxes	49.5	47.8
Income taxes	7.6	12.2
Income from continuing operations	41.9	35.6
Income from discontinued operations, net of tax	.5	1.7
Net income	42.4	37.3
Dividends declared on preferred stocks	—	.1
Earnings on common stock	$42.4	$37.2

Earnings per common share – basic:
Earnings before discontinued operations	$.22	$.18
Discontinued operations, net of tax	—	.01
Earnings per common share – basic	$.22	$.19
Earnings per common share – diluted:
Earnings before discontinued operations	$.22	$.18
Discontinued operations, net of tax	—	.01
Earnings per common share – diluted	$.22	$.19
Dividends declared per common share	$.1975	$.1925
Weighted average common shares outstanding – basic	195.3	195.3
Weighted average common shares outstanding – diluted	196.0	196.0

Selected Cash Flows Information
	Three Months Ended
	March 31,
	2018	2017
	(In millions)
Operating activities:
Net cash provided by continuing operations	$105.6	$83.2
Net cash provided by discontinued operations	.2	3.3
Net cash provided by operating activities	105.8	86.5
Investing activities:
Net cash provided by (used in) continuing operations	(100.2)	45.5
Net cash provided by discontinued operations	—	.1
Net cash provided by (used in) investing activities	(100.2)	45.6
Financing activities:
Net cash provided by (used in) continuing operations	18.6	(127.5)
Net cash provided by (used in) financing activities	18.6	(127.5)
Increase in cash and cash equivalents	24.2	4.6
Cash and cash equivalents - beginning of year	34.6	46.1
Cash and cash equivalents - end of period	$58.8	$50.7

Capital Expenditures
Business Line	2018 Estimated	2019 Estimated	2020 Estimated	2018 - 2022 Total Estimated
	(In millions)
Regulated energy delivery
Electric	$229	$107	$98	$617
Natural gas distribution	206	211	172	894
Pipeline and midstream	94	100	109	346
	529	418	379	1,857
Construction materials and services
Construction services	20	16	16	87
Construction materials and contracting	79	78	76	382
	99	94	92	469
Other	3	2	1	8
Total capital expenditures	$631	$514	$472	$2,334

Note: Total capital expenditures is presented on a gross basis.
Capital expenditures for 2018 through 2022 include line-of-sight opportunities at the company's business units. Targeted acquisitions, including the recently announced Teevin & Fischer Quarry acquisition, would be incremental to the outlined capital program. Estimated operating cash flows are $425 million to $450 million in 2018.

Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company believes that these non-GAAP financial measures are useful to investors in evaluating the company's financial performance and valuation, especially due to the diversity of the company's operations. The company's management uses the non-GAAP measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this press release. The company defines EBITDA as earnings attributable to the operating segment before interest, taxes, depreciation, depletion and amortization, and EBITDA from continuing operations as income from continuing operations before interest, taxes, depreciation, depletion and amortization. The company's management considers it a useful financial measure in evaluating the operating performance of the company as well as each operating segment due to the diverse operations performed at each segment. The company believes EBITDA and EBITDA from continuing operations are useful measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations is also provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP earnings to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included with each operating segment's condensed income statement.

	Three Months Ended
	March 31,
	2018	2017
	(In millions)
Earnings on common stock	$42.4	$37.2
Less:
Dividends declared on preferred stocks	—	(.1)
Net income	42.4	37.3
Income from discontinued operations, net of tax	(.5)	(1.7)
Income from continuing operations	41.9	35.6
Adjustments:
Interest expense	20.5	20.3
Income taxes	7.6	12.2
Depreciation, depletion and amortization	52.7	51.3
EBITDA from continuing operations	$122.7	$119.4
The earnings discussion that follows includes financial information prepared in accordance with GAAP, as well as another financial measure, adjusted gross margin, that is considered a non-GAAP financial measure as it relates to the Company's electric and natural gas distribution segments. The presentation of adjusted gross margin is intended to be a helpful supplemental measure for investors’ understanding of the segments' operating performance. This non-GAAP measure should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income (loss) or earnings (loss). The Company's adjusted gross margin measure may not be comparable to other companies’ gross margin measures.

In addition to operating revenues and operating expenses, management also uses the non-GAAP measure of adjusted gross margin when evaluating the results of operations for the electric and natural gas distribution segments. Adjusted gross margin for the electric segment is calculated as operating revenue less cost of electric fuel and purchased power and certain taxes, other than income. Adjusted gross margin for the natural gas distribution segment is calculated as operating revenues less purchased natural gas sold and certain taxes, other than income. Taxes, other than income included as a reduction to adjusted gross margin relate to revenue taxes. The segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments' revenues are directly impacted by the fluctuations in such commodities. Revenue taxes fluctuate with revenues as they are calculated as a percentage of revenues. Period over period, the segments' operating income (loss) is not impacted by the increase or decrease in revenues since the change is directly related to the increase or decrease in wholesale cost of power purchases, natural gas or other fuel supply costs, nor is it impacted by revenue taxes since it is a direct result of revenues. The Company's management believes the adjusted gross margin is an adequate supplemental measure as these items are included in both operating revenues and operating expenses. The Company's management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the Company's utility performance as management has the ability to influence control over the remaining operating expenses.
The electric segment's operating income was $18.2 million and $22.3 million for the three months ended March 31, 2018 and 2017, respectively. Operating income for the three months ended March 31, 2018, is calculated as operating revenues of $87.4 million less operating expenses of $69.2 million. Operating income for the three months ended March 31, 2017, is calculated as operating revenues of $88.2 million less operating expenses of $65.9 million. Operating income decreased by $4.1 million due to lower operating revenues, largely the result of reserves against revenues to customers for lower income taxes due to the enactment of the TCJA and lower rate realization in certain jurisdictions partially offset by higher electric volumes. Also contributing to lower operating income were higher operation and maintenance expense and higher depreciation, depletion and amortization expense. The segment's operating income of $18.2 million is adjusted by adding back operation and maintenance expense of $30.1 million; depreciation, depletion and amortization expense of $12.6 million; and certain taxes, other than income of $3.8 million for the three months ended March 31, 2018, to calculate adjusted gross margin of $64.7 million. The segment's operating income of $22.3 million is adjusted by adding back operation and maintenance expense of $28.7 million; depreciation, depletion and amortization expense of $11.8 million; and certain taxes, other than income of $3.3 million for the three months ended March 31, 2017, to calculate adjusted gross margin of $66.1 million.
The natural gas distribution segment's operating income was $48.5 million and $51.4 million for the three months ended March 31, 2018 and 2017, respectively. Operating income for the three months ended March 31, 2018, is calculated as operating revenues of $332.6 million less operating expenses of $284.1 million. Operating income for the three months ended March 31, 2017, is calculated as operating revenues of $342.5 million less operating expenses of $291.1 million. Operating income decreased by $2.9 million due to lower operating revenues, largely the result of lower purchased natural gas sold passed through to customers. Also contributing to lower operating income were higher operation and maintenance expense and higher depreciation, depletion and amortization expense, partially offset by lower purchased natural gas sold and lower taxes, other than income. The segment's operating income of $48.5 million is adjusted by adding back operation and maintenance expense of $44.8 million; depreciation, depletion and amortization expense of $17.7 million; and certain taxes, other than income of $5.7 million for the three months ended March 31, 2018, to calculate adjusted gross margin of $116.7 million. The segment's operating income of $51.4 million is adjusted by adding back operation and maintenance expense of $41.0 million; depreciation, depletion and amortization expense of $17.1 million; and certain taxes, other than income of $5.0 million for the three months ended March 31, 2017, to calculate adjusted gross margin of $114.5 million.

Regulated Energy Delivery

Electric
	Three Months Ended
	March 31,
	2018	2017
	(Dollars in millions, where applicable)
Operating revenues	$87.4	$88.2
Electric fuel and purchased power	22.5	21.9
Taxes, other than income	.2	.2
Adjusted gross margin	64.7	66.1
Operating expenses:
Operation and maintenance	30.1	28.7
Depreciation, depletion and amortization	12.6	11.8
Taxes, other than income	3.8	3.3
Total operating expenses	46.5	43.8
Operating income	18.2	22.3
Earnings	$13.1	$14.3
Adjustments:
Interest expense	6.6	6.2
Income taxes	(1.2)	2.4
Depreciation, depletion and amortization	12.6	11.8
EBITDA	$31.1	$34.7
Retail sales (million kWh):
Residential	374.0	355.8
Commercial	402.3	397.0
Industrial	142.3	141.9
Other	22.7	22.3
	941.3	917.0
Average cost of electric fuel and purchased power per kWh	$.022	$.022
The electric business reported a decrease in earnings of $1.2 million in the first quarter of 2018, compared to the same period in 2017. The decrease reflects higher operating costs and depreciation, depletion and amortization expense, partially offset by increased regulatory recovery. This business also experienced higher electric retail sales volumes of 3 percent driven by all customer classes. The enactment of the TCJA reduced operating revenues and income taxes but had a minimal impact on overall earnings since the company assumes the majority of the tax benefits will be refunded to customers.
The electric business's EBITDA decreased $3.6 million in the first quarter of 2018, compared to 2017, primarily the result of the earnings changes previously discussed as well as reserves against revenue in certain jurisdictions to refund to customers the lower income taxes due to the enactment of the TCJA.

Natural Gas Distribution
	Three Months Ended
	March 31,
	2018	2017
	(Dollars in millions)
Operating revenues	$332.6	$342.5
Purchased natural gas sold	203.7	214.4
Taxes, other than income	12.2	13.6
Adjusted gross margin	116.7	114.5
Operating expenses:
Operation and maintenance	44.8	41.0
Depreciation, depletion and amortization	17.7	17.1
Taxes, other than income	5.7	5.0
Total operating expenses	68.2	63.1
Operating income	48.5	51.4
Earnings	$32.6	$27.9
Adjustments:
Interest expense	7.6	7.6
Income taxes	8.8	16.1
Depreciation, depletion and amortization	17.7	17.1
EBITDA	$66.7	$68.7
Volumes (MMdk)
Retail sales:
Residential	28.1	28.1
Commercial	18.6	19.0
Industrial	1.4	1.6
	48.1	48.7
Transportation sales:
Commercial	.8	.7
Industrial	36.8	38.0
	37.6	38.7
Total throughput	85.7	87.4
Average cost of natural gas, including transportation, per dk	$4.23	$4.40
The natural gas distribution business's earnings increased $4.7 million in the first quarter of 2018, when compared to the same period in 2017. The increase reflects higher natural gas distribution sales adjusted gross margins largely resulting from approved rate recovery. Partially offsetting these increases were higher operating costs and higher depreciation, depletion and amortization expense as a result of increased plant balances. The enactment of the TCJA resulted in lower income taxes, which were partially offset by revenue amounts reserved pending the outcome of the company’s regulatory proceedings.
The natural gas distribution business's EBITDA decreased $2.0 million in 2018, compared to 2017, primarily the result of earnings changes previously discussed offset by reserves against revenue in certain jurisdictions to refund to customers the lower income taxes due to the enactment of the TCJA.

Pipeline and Midstream
	Three Months Ended
	March 31,
	2018	2017
	(Dollars in millions)
Operating revenues	$30.6	$28.0
Operating expenses:
Operation and maintenance	15.0	13.7
Depreciation, depletion and amortization	4.3	4.1
Taxes, other than income	3.1	3.0
Total operating expenses	22.4	20.8
Operating income	8.2	7.2
Earnings	$5.3	$3.9
Adjustments:
Interest expense	1.2	1.3
Income taxes	1.7	2.4
Depreciation, depletion and amortization	4.3	4.1
EBITDA	$12.5	$11.7
Transportation volumes (MMdk)	78.3	67.1
Natural gas gathering volumes (MMdk)	3.7	3.9
Customer natural gas storage balance (MMdk):
Beginning of period	22.4	26.4
Net withdrawal	(14.7)	(11.4)
End of period	7.7	15.0
The pipeline and midstream business reported $1.4 million higher earnings in the first quarter of 2018, compared to the same period in 2017. The increase reflects $1.9 million of higher transportation revenues, primarily related to organic growth projects completed in second quarter 2017. Lower income taxes due to the enactment of the TCJA, which reduced the corporate tax rate had an $800,000 favorable impact compared to the first quarter of 2017. Partially offsetting the increases were higher operation and maintenance expense and higher depreciation, depletion, and amortization expense resulting primarily from organic growth projects.
The pipeline and midstream business's EBITDA increased $800,000 in the first quarter of 2018, compared to 2017, primarily from higher transportation revenues.

Construction Materials and Services

Construction Services
	Three Months Ended
	March 31,
	2018	2017
	(In millions)
Operating revenues	$334.1	$299.6
Cost of sales:
Operation and maintenance	278.0	253.7
Depreciation, depletion and amortization	3.5	3.6
Taxes, other than income	12.8	12.1
Total cost of sales	294.3	269.4
Gross margin	39.8	30.2
Selling, general and administrative expense:
Operation and maintenance	17.3	16.1
Depreciation, depletion and amortization	.4	.4
Taxes, other than income	1.4	1.2
Total selling, general and administrative expense	19.1	17.7
Operating income	20.7	12.5
Earnings	$15.1	$7.4
Adjustments:
Interest expense	.9	.9
Income taxes	4.9	4.9
Depreciation, depletion and amortization	3.9	4.0
EBITDA	$24.8	$17.2
The construction services business reported earnings of $15.1 million in the first quarter of 2018, compared to $7.4 million for the same period in 2017. The business's operating income increased $8.2 million reflecting higher outside specialty contracting workloads and margins and inside specialty contracting workloads. The increase in margins resulted from higher customer demands driven by the additional number and size of construction projects in 2018 and decreased labor costs attributable to successful job performance. Also contributing to the increase were higher workloads in areas impacted by storm activity and higher outside equipment sales and rentals. Partially offsetting these increases were higher selling, general and administrative expense, primarily payroll-related and outside professional costs. Reflected in earnings were lower income taxes due to the enactment of the TCJA, which reduced the corporate tax rate creating a favorable impact compared to the first quarter of 2017, partially offset by an increase in income before taxes in 2018.
The construction services business's EBITDA increased $7.6 million in the first quarter of 2018, compared to 2017, as a result of the increase in margins on certain work performed during the quarter.

Construction Materials and Contracting
	Three Months Ended
	March 31,
	2018	2017
	(Dollars in millions)
Operating revenues	$213.4	$200.9
Cost of sales:
Operation and maintenance	198.9	188.5
Depreciation, depletion and amortization	13.0	12.6
Taxes, other than income	7.8	7.2
Total cost of sales	219.7	208.3
Gross margin	(6.3)	(7.4)
Selling, general and administrative expense:
Operation and maintenance	17.6	17.6
Depreciation, depletion and amortization	.6	1.1
Taxes, other than income	1.8	1.8
Total selling, general and administrative expense	20.0	20.5
Operating loss	(26.3)	(27.9)
Loss	$(23.5)	$(19.9)
Adjustments:
Interest expense	3.7	3.6
Income taxes	(7.1)	(11.2)
Depreciation, depletion and amortization	13.6	13.7
EBITDA	$(13.3)	$(13.8)
Sales (000's):
Aggregates (tons)	3,847	3,505
Asphalt (tons)	226	215
Ready-mixed concrete (cubic yards)	572	562
The construction materials and contracting business reported a seasonal loss of $23.5 million in the first quarter of 2018, compared to a loss of $19.9 million for the same period in 2017. The results were impacted by $3.9 million lower income tax benefits in the first quarter of 2018 due to the enactment of the TCJA, which lowered the corporate tax rate. The business reported a decreased operating loss in 2018 from higher construction margins, which were positively impacted by increased workloads in states that experienced favorable weather and strong demand in certain regions. Partially offsetting the higher construction margins were lower materials margins due to higher repair costs and unfavorable weather in certain regions affecting asphalt product margins.
The construction materials and contracting business's EBITDA increased $500,000 in the first quarter of 2018, compared to 2017. The increased EBITDA largely resulted from the increase in construction margins, partially offset by the decrease in materials product margins.

Other
	Three Months Ended
	March 31,
	2018	2017
	(In millions)
Operating revenues	$2.7	$2.1
Operating expenses:
Operation and maintenance	2.0	1.2
Depreciation, depletion and amortization	.6	.6
Total operating expenses	2.6	1.8
Operating income	.1	.3
Loss	$(.7)	$(.3)
Included in Other are general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations.

Discontinued Operations

	Three Months Ended
	March 31,
	2018	2017
	(In millions)
Income from discontinued operations before intercompany eliminations, net of tax	$.5	$3.9
Intercompany eliminations	—	(2.2)	*
Income from discontinued operations, net of tax	$.5	$1.7
* Includes an elimination for the presentation of income tax adjustments between continuing and discontinued operations.
The results of operations for the exploration and production and refining businesses, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations, are included in income from discontinued operations.

Other Financial Data
	March 31,
	2018		2017
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$12.42		$11.77
Market price per common share	$28.16		$27.37
Dividend yield (indicated annual rate)	2.8%		2.8%
Price/earnings from continuing operations ratio (12 months ended)	18.9	x	22.6	x
Market value as a percent of book value	226.7%		232.5%
Net operating cash flow (year to date)	$106		$87
Total assets	$6,349		$6,148
Total equity	$2,426		$2,314
Total debt	$1,780		$1,703
Capitalization ratios:
Total equity	57.7%		57.6%
Total debt	42.3		42.4
	100.0%		100.0%